UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Leyendecker, Rodney F.
   Rural Route #5
   P.O. Box 418
   Huron, SD  57350
   US
2. Issuer Name and Ticker or Trading Symbol
   LodgeNet Entertainment Corporation
   LNET
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   December 1996
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)
   Director
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
Common Stock                 |8/15/9|A   |892               |A  |$11.20     |892                |D     |                           |
                             |6     |    |                  |   |           |                   |      |                           |
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                             |      |    |                  |   |           |916,266            |I     |(1)                        |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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
Nonqualified Stock Optio|$13.29  |5/7/9|A   |15,000     |A  |(2)  |5/6/0|Common Stock|15,000 |       |            |D  |            |
n                       |        |6    |    |           |   |     |6    |            |       |       |            |   |            |
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Nonqualified Stock Optio|$11.20  |8/15/|A   |6,000      |A  |8/15/|8/14/|Common Stock|6,000  |       |21,000      |D  |            |
n                       |        |96   |    |           |   |96   |06   |            |       |       |            |   |            |
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
Explanation of Responses:
(1) By Northwest Networks, Inc., of which rpeorting person is a director. The reporting person disclaims beneficial ownership of thse securities and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other person.
(2) Exercisable upon vesting. Twenty-five percent (25%) of the option amount vests on each of the first four anniversaries of the grant
date.
SIGNATURE OF REPORTING PERSON
/s/ Rodney F. Leyendecker
DATE
February 7, 1997